UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934

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COLONY BANKCORP, INC.
(Name of Registrant as Specified in Its Charter)

(Name of Persons(s) Filing Proxy Statement, if other than the Registrant)

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NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
OF COLONY BANKCORP, INC.

DATE:	December 30, 2008

TIME:	2:00 p.m.

PLACE:	Colony Bankcorp, Inc.
Corporate Offices
115 South Grant Street
Fitzgerald, Georgia 31750

MATTERS TO BE VOTED ON:

PROPOSAL 1:	To Approve an Amendment to the Articles of Incorporation of Colony Bankcorp, Inc.

PROPOSAL 2:	To Approve Granting the Management of Colony Bankcorp, Inc. the Authority to Adjourn, Postpone or Continue the Special Meeting

Any other matter that may be properly brought before the meeting.

Only shareholders of record at the close of business on October 24, 2008 are entitled to notice of and to vote at the meeting on any adjournments thereof.

Your vote is important.  Please complete, sign, date and return your proxy card promptly in the enclosed envelope.

By Order of the Board of Directors

Al D. Ross
President and Chief Executive Officer

Fitzgerald, Georgia
November 28, 2008

COLONY BANKCORP, INC.
115 South Grant Street
Fitzgerald, Georgia 31750

November 28, 2008

Dear Shareholder:

On behalf of the Board of Directors of Colony Bankcorp, Inc. (“Colony”), I am pleased to invite you to attend our Special Meeting of Shareholders to be held on December 30, 2008 in Fitzgerald, Georgia at the time and place shown in the attached Notice of Special Meeting (the “Notice”).  The Special Meeting is being called to consider and vote upon two proposals, to wit:

Proposal No. 1:  An Amendment to Colony’s Articles of Incorporation that will authorize the Board of Directors to issue thirty million (30,000,000) shares of stock, divided into twenty million (20,000,000) shares of common stock, $1.00 par value, and ten million (10,000,000) shares of preferred stock, no par value.  A copy of the proposed amendment is attached to this proxy statement as Appendix “A.”

Proposal No. 2:  Granting the Management of Colony Bankcorp, Inc. the Authority to Adjourn, Postpone or Continue the Special Meeting.

The Notice and the accompanying Proxy Statement describe the formal business to be transacted at the Special Meeting.  Proposal No. 1 authorizes 10,000,000 shares of preferred stock; however, the number of authorized common shares is left unchanged.  In summary, the Board of Directors believes the creation of preferred stock (Proposal No. 1) is advisable and in the best interests of Colony and its shareholders for several reasons.  The authorization of the preferred stock would permit the Company to participate, if it so elects, in the federal government’s limited purchase of preferred stock in financial institutions under its Capital Purchase Program of the Emergency Economic Stabilization Act of 2008.  The authorization of preferred stock would also permit the Board of Directors to issue such stock without further shareholder approvals or delay and, thereby, provide Colony with maximum flexibility in structuring acquisitions, joint ventures, strategic alliances, capital-raising transactions and for other corporate purposes.  The preferred stock would enable Colony to respond promptly to and take advantage of market conditions and other favorable opportunities without incurring the delay and expense associated with calling a special shareholders’ meeting to approve a contemplated stock issuance.  The Board of Directors believes that this will also help to reduce costs because it will not have to seek additional shareholder approval to issue the preferred shares unless it is required to obtain shareholder approval for the transaction under the rules of any quotation board or stock exchange to which it is subject.  Although Colony presently contemplates no particular transaction involving the issuance of preferred stock other than consideration of the Capital Purchase Program of the Emergency Economic Stabilization Act of 2008, management of Colony believes it is in the best interest of the Company to be prepared to issue preferred stock without the necessity of another shareholders’ meeting should preferred stock be a component in future raising of capital.

Colony’s Board of Directors believes that if the number of shares of its common stock present or represented at the Special Meeting and voting in favor of the proposal to amend the Articles of Incorporation is insufficient to approve the amendment, it is in the best interests of the shareholders to enable the Board of Directors, for a limited period of time, to continue to seek to obtain a sufficient number of additional votes to approve the amendment.  Such is the intent of Proposal No. 2 by granting the management of Colony Bankcorp, Inc. the authority to adjourn, postpone or continue the Special Meeting.

We hope that you will attend the meeting in person, but even if you plan to do so, we encourage you to please vote your shares ahead of time by using the enclosed proxy card. This will ensure that your Colony Bankcorp, Inc. stock will be represented at the meeting.  If you attend the meeting and prefer to vote in person, you may do so.  The attached proxy statement explains more about proxy voting.  Please read it carefully.  Every shareholder’s vote is important, whether you own a few shares or many.

We look forward to your participation in the special meeting process.

Sincerely,

Al D. Ross
President and Chief Executive Officer

COLONY BANKCORP, INC.
115 South Grant Street
Fitzgerald, Georgia 31750

PROXY STATEMENT
FOR
SPECIAL MEETING OF SHAREHOLDERS
TO BE HELD DECEMBER 30, 2008

This proxy statement is furnished to the shareholders of Colony Bankcorp, Inc. in connection with the solicitation of proxies by its Board of Directors to be voted at the 2008 Special Meeting of Shareholders and at any adjournments thereof (the “Special Meeting”).  The Special Meeting will be held on December 30, 2008, at 115 South Grant Street, Fitzgerald, Georgia 31750, at 2:00 p.m. local time.  This proxy statement and the accompanying proxy card were mailed or given to shareholders on or about November 28, 2008.

ALL HOLDERS OF COLONY BANKCORP, INC. COMMON STOCK SHOULD READ THIS PROXY CAREFULLY BEFORE YOU MAKE ANY DECISION WITH RESPECT TO THE PROPOSALS.  A COPY OF THE PROPOSED AMENDMENT (PROPOSAL NO. 1) IS ATTACHED TO THIS PROXY STATEMENT AS APPENDIX “A.”

As used in this proxy statement, the terms Colony Bankcorp, Company, we, our, and us all refer to Colony Bankcorp, Inc. and its subsidiaries.

VOTING

General

The securities which can be voted at the Special Meeting consist of Colony Bankcorp, Inc.’s $1.00 par value common stock, with each share entitling its owner to one vote on each matter submitted to the stockholders.  The record date for determining the holders of Colony Bankcorp, Inc. stock who are entitled to notice of and to vote at the Special Meeting is October 24, 2008.  On the record date, 7,212,613 shares of Colony Bankcorp, Inc. stock were outstanding and eligible to be voted.

Quorum and Vote Required

The presence, in person or by proxy, of a majority of the outstanding shares of Colony Bankcorp stock is necessary to constitute a quorum at the Special Meeting.  In determining whether a quorum exists at the Special Meeting for purposes of all matters to be voted on, all votes “for” or “against” as well as all abstentions (including votes to withhold authority to vote) will be counted.

In voting for the proposal to approve the Amendment to the Articles of Incorporation of Colony Bankcorp, Inc. (Proposal No. 1), you may vote in favor of or against the proposal or you may abstain from voting.  The vote required to approve this proposal is governed by Georgia law and is a majority of the shares entitled to cast a vote on the amendment, either by proxy or in person, which means a “FOR” vote by a majority of the outstanding common shares of the Company as of the record date.  Abstentions and broker non-votes will not be considered to be either affirmative or negative votes.

The adjournment, postponement or continuation proposal requires that holders of more of Colony’s shares vote in favor of the adjournment, postponement or continuation proposal than vote against the proposal.  Accordingly, abstentions and broker non-votes will have no effect on the outcome of this proposal.  No proxy that is specifically marked AGAINST the proposal to amend the Articles of Incorporation will be voted in favor of the adjournment, postponement or continuation proposal, unless it is specifically marked FOR the discretionary authority to adjourn, postpone or continue the Special Meeting to a later date.

Note that, under applicable Georgia law, Colony’s shareholders are not entitled to dissenter’s rights with respect to the proposal to approve the Amendment to Colony’s Articles of Incorporation to authorize the issuance of preferred stock or the proposal to adjourn, postpone or continue the Special Meeting.

Our directors and executive officers hold 1,014,853 shares, or approximately 14.07%, of the current issued and outstanding common stock of Colony Bankcorp, Inc., and we believe that all of those shares will be voted in favor of the proposals.

Proxies

All properly executed proxy cards delivered pursuant to this solicitation and not revoked will be voted at the Special Meeting in accordance with the directions given.  In voting by proxy with regard to the proposed amendment, you may vote in favor of the amendment, against the amendment or withhold your votes (abstain).  You should specify your choice on the proxy card.  If no specific instructions are given with regard to the matters to be voted upon, the shares represented by a signed proxy card will be voted “FOR” the proposals listed on the proxy card.  If any other matters properly come before the Special Meeting, the persons named as proxies will vote upon such matters according to their judgment.

All proxy cards delivered pursuant to this solicitation are revocable at any time before they are voted by giving written notice to our Secretary, Terry L. Hester, at 115 South Grant Street, Fitzgerald, Georgia 31750, by delivering a later dated proxy card, or by voting in person at the Special Meeting.

All expenses incurred in connection with the solicitation of proxies will be borne by the Company.  Solicitation may take place by mail, telephone, telegram, or personal contact by our directors, officers and regular employees of the Company without additional compensation.

PROPOSAL NO. 1
APPROVAL OF AMENDMENT TO ARTICLES OF
INCORPORATION OF COLONY BANKCORP, INC.

Under Colony’s existing Articles of Incorporation, Colony does not have the authority to issue preferred stock.  If the shareholders approve Proposal No. 1 to amend the Articles of Incorporation, Colony will be authorized to issue thirty million (30,000,000) shares of stock, divided into twenty million (20,000,000) shares of common stock, $1.00 par value, and ten million (10,000,000) shares of preferred stock, no par value.  The amendment does not change the current number of authorized common stock. The preferred stock to be authorized (“Preferred Stock”) would have such designations, preferences and relative, participating, optional or other special rights and qualifications, limitations or restrictions thereof as shall be expressed in the resolution or resolutions providing for the issue of such stock adopted by the Board of Directors from time to time.  As such, the Preferred Stock would be available for issuance without further action by Colony’s shareholders, except as may be required by applicable law or pursuant to the requirements of the exchange or quotation system upon which Colony’s securities are then trading or quoted.

The Board of Directors believes that the authorization of the Preferred Stock is advisable and in the best interests of Colony and its shareholders for several reasons.  The authorization of the Preferred Stock would permit the Company to participate, if it so elects, in the federal government’s limited purchase of Preferred Stock in financial institutions under its Capital Purchase Program of the Emergency Economic Stabilization Act of 2008 (“EESA”).  The Company applied for preliminary approval on November 10, 2008 for the approximate maximum amount available of $28 million; however, the Company still has the option to decline to participate even if it receives preliminary approval.  At this time, the Company has received no response on its application.  The authorization of Preferred Stock would also permit the Board of Directors to issue such stock without shareholder approval and, thereby, provide Colony with maximum flexibility in structuring acquisitions, joint ventures, strategic alliances, capital-raising transactions and for other corporate purposes.  The Preferred Stock would enable Colony to respond promptly to and take advantage of market conditions and other favorable opportunities without incurring the delay and expense associated with calling a special shareholders’ meeting to approve a contemplated stock issuance.  The Board of Directors believes that this will also help to reduce costs because it will not have to seek shareholder approval to issue the shares of the Preferred Stock unless it is required to obtain shareholder approval for the transaction under the rules of any quotation board or stock exchange to which it is subject.  Although Colony presently contemplates no particular transaction involving the issuance of Preferred Stock other than the Capital Purchase Program of the EESA, Colony’s management believes it is in the best interest of the Company to be prepared to issue Preferred Stock without the necessity of another shareholders’ meeting should Preferred Stock be a component of any future raising of capital.

The full text of the proposed Certificate of Amendment is attached to this proxy statement as Appendix “A.”  If the Certificate of Amendment is approved, Colony’s Board of Directors would be authorized to issue Preferred Stock in one or more series, from time to time, with full or limited voting powers, or without voting powers, and with all designations, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions upon the Preferred Stock, as may be provided in the resolution or resolutions adopted by Colony’s Board of Directors.  The authority of Colony’s Board of Directors includes, but is not limited to, the determination or fixing of the following with respect to shares of any class or series of Preferred Stock:

•	The number of shares constituting that series and the distinctive designation of that series;

•
The dividend rate on the shares of the series, whether dividends shall be cumulative, and, if so, from which date or dates, and the relative rights of priority, if any, of payments of dividends on shares of that series;

•	Whether that series shall have voting rights, in addition to the voting rights provided by law, and, if so, the terms of such voting rights;

•	Whether the holders of the shares of that series shall be entitled to elect a specified number of directors;

•
Whether that series shall have conversion privileges, and, if so, the terms and conditions of such conversion, including provisions for adjustment of the conversion rate in such events as the board of directors shall determine;

•
Whether or not the shares of that series shall be redeemable, and, if so, the terms and conditions of such redemption, including the date or dates upon or after which they shall be redeemable, and the amount per share payable in case of redemption, which amount may vary under different conditions and at different redemption rates;

•	Whether that series shall have a sinking fund for the redemption or purchase of shares of that series, and, if so, the terms and amount of such sinking fund;

•
The rights of the shares of that series in the event of voluntary or involuntary liquidation, dissolution or winding-up of the Corporation, and the relative rights of priority, if any, of payment of shares of that series; and

•	Any other relative rights, preferences and limitations of that series.

The actual effect of the issuance of any shares of the Preferred Stock upon the rights of holders of common stock cannot be stated until the Board of Directors determines the specific rights of any shares of the Preferred Stock.  However, the effects might include, among other things, restricting dividends on the common stock, diluting the voting power of the common stock, reducing the market price of the common stock or impairing the liquidation rights of the common stock without further action by the shareholders.  Holders of Colony’s common stock will not have preemptive rights with respect to the Preferred Stock.

Although Colony may consider issuing shares of the Preferred Stock in the future for purposes of raising additional capital or in connection with acquisition transactions, there are currently no binding agreements or commitments with respect to the issuance of the Preferred Stock.

The Company has applied for preliminary approval in the Capital Purchase Program (“CPP”) established by the United States Department of Treasury (“Treasury”) under the EESA.  The Treasury has implemented a voluntary Capital Purchase Program to encourage United States financial institutions to build capital to increase the flow of financing to United States businesses and consumers and to support the United States economy.

Under the program, Treasury will purchase up to $250 billion of senior preferred shares on standardized terms as described in the program’s term sheet.  The program will be available to qualifying United States controlled banks, savings associations, and certain bank and savings and loan holding companies engaged only in financial activities that elect to participate before 5:00 pm (EDT) on November 14, 2008.  Treasury will determine eligibility and allocations for interested parties after consultation with the appropriate federal banking agency.

The minimum subscription amount available to a participating institution is one percent (1%) of risk-weighted assets.  The maximum subscription amount is the lesser of $25 billion, or three percent (3%), of risk-weighted assets.  Colony is eligible for approximately $9.6 million minimum and $28.9 million maximum pursuant to these guidelines.  Treasury anticipates funding the senior preferred shares purchased under the program by year-end 2008.

Nine large financial institutions already have agreed to participate in this program, moving quickly and collectively to signal the importance of the program for the system. These healthy institutions have voluntarily agreed to participate on the same terms that will be available to small and medium-sized banks and thrifts across the nation.

The Company, if it elects to participate in the CPP and is approved, intends to use the proceeds from the sale of the Preferred Stock to strengthen its liquidity position and use the increase in capital to make additional loans.  The Company will initially reduce its short-term borrowings consisting primarily of brokered deposits from the proceeds of the CPP.  The additional capital and increased liquidity will also be available to assist in the future expansion of the Company if favorable opportunities arise and to deal with uncertain future market conditions.  If the Company does not participate in the CPP, there would be no material adverse effect on its current liquidity, capital resources, or results of operations; however, the Company would not be able to use the additional capital and increased liquidity position to further grow the loan portfolio or take advantage of future potential expansion opportunities and may create a strain on its capital adequacy in the event future market conditions require additional capital.

The principal terms, as set forth in a public term sheet published by Treasury, available at http://www.treas.gov/press/releases/reports/document5hp1207.pdf, are summarized below:

•	Each participating financial institution will issue senior preferred shares to Treasury, which will:

•	qualify as Tier 1 capital;
•	be senior to common stock;
•	be pari passu with existing preferred shares (other than junior preferred shares);
•	be transferable by Treasury;

•
pay a dividend of 5% per year for the first five years, and 9% per year thereafter; the dividend will be cumulative unless the financial institution is a bank that is not a subsidiary of a holding company;

•	pay dividends quarterly in arrears on February 15, May 15, August 15, and November 15 of each year;
•	permit Treasury to elect two directors if dividends are not paid in full for six quarterly periods, but this right will end when full dividends have been paid for four consecutive dividend periods;
•	be non-voting other than market terms for similar securities (class voting rights on matters that could adversely affect the shares);
•	be callable at par after three years (and otherwise redeemable with the proceeds of an offering of replacement equity securities that provide Tier 1 capital);
•	be redeemable (as described above) with the consent of the issuer’s primary federal bank regulator;
•	restrict the ability of a financial institution to increase common dividends until the third anniversary of the investment (unless Treasury consents or has transferred the investment);
•
have a liquidation preference of $1,000 per share (Treasury may purchase senior preferred with a higher liquidation preference per share if necessary given the issuer’s authorized preferred shares; it may then require a depository hold the shares and Treasury would hold depository receipts);

•
require Treasury’s consent before any share repurchases other than in connection with a benefit plan or in the ordinary course of business consistent with past practice until the third anniversary of the program;

•	be covered by a shelf registration statement filed by the financial institution as soon as practicable and be subject to piggyback registration rights; and
•	be funded by Treasury by December 31, 2008.

•	In connection with each investment, Treasury will also receive warrants to purchase common stock with the following terms:

•	an aggregate market price equal to 15% of the senior preferred instrument on the date of the investment;
•
the exercise price on the warrants will be the financial institution’s 20-day average market price prior to issuance with a 10-year term. The warrants will be immediately exercisable.  Colony’s trailing 20 day average price on November 14, 2008 was $9.25;

•
the financial institution will be required to file a registration statement as soon as practicable, grant piggyback registration rights to Treasury, and apply to list the underlying common stock on the relevant exchange;

•
non-contractual limitations on Treasury’s ability to transfer warrants that are designed to prevent transfer until market stability or individual financial stability has returned; one-half of the warrants may be transferred on the earlier of the successful completion of an offering of replacement Tier 1 capital or December 31, 2009; and

•	the exercise price for the warrants is subject to reduction upon successful completion by the financial institution to offer replacement Tier 1 capital securities.

•	Participants will also be subject to the following executive compensation requirements of the EESA:

•	compensation benefit plans must be in compliance with section 111 of EESA;
•	no “golden parachute” payments during term of preferred;
•	no tax deduction for top five officers over $500,000 each; and
•	claw-back provision for bonus and incentive pay based on materially inaccurate financial statements and any other materially inaccurate performance metric criteria.

Treasury has issued interim final rules pursuant to the EESA regarding executive compensation which are available at
http://www.treas.gov/initiatives/eesa/executivecompensation.shtml.

The Company has no employment contracts nor compensatory plans with any of its senior executive officers, thus no modifications would be necessary and no senior executive “golden parachute” payment obligations exist.  In addition, each senior executive officer’s compensation is currently below the $500,000 threshold described above.  Senior executive officer bonus and incentive pay based on materially inaccurate financial statements and any other materially inaccurate performance metric criteria will be subject to recovery by the Company in compliance with Treasury CPP requirements.

Pro Forma Financial Information

The unaudited pro forma condensed consolidated financial data set forth below has been derived by the application of pro forma adjustments to our historical financial statements for the year ended December 31, 2007 and the nine months ended September 30, 2008.  The unaudited pro forma consolidated financial data gives effect to the events discussed below as if they had occurred on January 1, 2007 in the case of the statement of income data and September 30, 2008 in the case of the balance sheet data.

•	The issuance of $9.6 million (minimum estimated proceeds) or $28.9 million (maximum estimated proceeds) of preferred stock to Treasury under the Capital Purchase Program.

•
The issuance of warrants to purchase 156,152 shares of Colony common stock (minimum estimated warrants to be issued) or warrants to purchase 468,456 shares of Colony common stock (maximum estimated warrants to be used) assuming a purchase price of $9.25 per share (trailing 20-day Colony average share price as of November 14, 2008.)

•	The reduction in short-term borrowings (consisting primarily of brokered deposits) from the proceeds of the CPP.

We present two sets of unaudited pro forma consolidated balance sheet data, including selected line items from our balance sheet and selected capital ratios, as of September 30, 2008.  We also present two sets of unaudited pro forma condensed consolidated income statements for the year ended December 31, 2007 and the nine months ended September 30, 2008.  In each presentation we assume, in one case, that we receive the minimum estimated proceeds from the sale of preferred stock and issue the minimum number of warrants under the CPP and, in the other, that we receive the maximum estimated proceeds from the sale of preferred stock and issue the maximum number of warrants under the CPP.  The pro forma financial data may change materially in both cases based on the actual proceeds received under the CPP if our application is approved by Treasury, the timing and utilization of the proceeds as well as certain other factors including the strike price of the warrants, any subsequent changes in Colony’s common stock price, and the discount rate used to determine the fair value of the preferred stock.

The information should be read in conjunction with our audited financial statements and the related notes as filed as part of our Annual Report on Form 10-K for the year ended December 31, 2007, and our unaudited consolidated financial statements and the related notes filed as part of our Quarterly Report on Form 10-Q for the quarter ended September 30, 2008.

The following unaudited pro forma consolidated financial data is not necessarily indicative of our financial position or results of operations that actually would have been attained had proceeds from the CPP been received, or the issuance of the warrants pursuant to the CPP been made, at the dates indicated, and is not necessarily indicative of our financial position or results of operations that will be achieved in the future.  In addition, as noted above, our application to participate in the CPP has not been approved by Treasury.  Accordingly, we can provide no assurance that the minimum or maximum estimated proceeds included in the following unaudited pro forma financial data will ever be received.

We have included the following unaudited pro forma consolidated financial data solely for the purpose of providing shareholders with information that may be useful for purposes of considering and evaluating the proposals to amend our Articles of Incorporation.  Our future results are subject to prevailing economic and industry specific conditions and financial, business and other known and unknown risks and uncertainties, certain of which are beyond our control.  These factors include, without limitation, those described in this Proxy Statement and those described under Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2007, in Item 1A of our Quarterly Report on Form 10-Q for the quarter ended September 30, 2008 and in our other reports filed with the SEC, which are specifically incorporated by reference in this Proxy Statement.

COLONY BANKCORP, INC.

Pro Forma Consolidated Balance Sheet Data and Capital Ratios
(In thousands)

	September 30, 2008
	Historical	As Adjusted Minimum (1)	As Adjusted Maximum (2)
		(unaudited)

Balance Sheet:
Total liabilities (3)	$1,132,524	$1,122,924	$1,103,624
Total shareholders’ equity	$82,806	$92,406	$111,706

Capital Ratios
Total risk-based capital to risk-weighted assets ratio	12.15%	13.15%	15.15%
Tier 1 capital ratio	10.89%	11.89%	13.89%
Leverage ratio	8.70%	9.50%	11.10%
Equity to assets ratio	6.81%	7.60%	9.19%
Tangible equity to tangible assets ratio	6.60%	7.39%	8.98%

(1)	Pro forma impact assuming minimum estimated proceeds from the issuance of preferred stock ($9.6 million)
(2)	Pro forma impact assuming maximum estimated proceeds from the issuance of preferred stock ($28.9 million)
(3)	Assumes that proceeds are initially used to reduce short-term borrowings (consisting primarily of brokered deposits).

Colony Bankcorp, Inc.

Pro Forma Condensed Consolidated Statements of Income
Pro Forma Impact of Maximum Estimated Proceeds ($28.9 million)/Warrants (for 468,456 Shares)
 (In thousands except per share data)

	Historical 12 Months Ended			Pro forma 12 Months Ended
	12/31/07	Adjustments		12/31/07
		(Unaudited)

Net interest income	$42,458	1,445	(1)	43,903
Provision for losses on loan	5,931			5,931
Net interest income after provision for losses on loans	36,527	1,445		37,972
Non-interest income	7,817			7,817
Non-interest expense	31,579			31,579
Income from continuing operations before income taxes	2,765	1,445		14,210
Income tax expense	4,218	491	(2)	4,709
Income from continuing operations	8,547	954		9,501
Less: Preferred dividends		1,555	(3)	1,555
Income from continuing operations available to common stockholders	8,547	(601)		7,946
Basic earnings per share available to common stockholders Income from continuing operations	1.19	(.08)		1.11
Diluted earnings per share available to common Stockholders Income from continuing operations	1.19	(.12)		1.07
Weighted average share outstanding
Basic	7,189			7,189
Diluted	7,197	240	(4)	7,437

(1)
Assumes that the maximum estimated Capital Purchase Program proceeds are used to reduce short-term borrowings (consisting primarily of brokered deposits). The actual impact to net interest income would be different as Colony expects to utilize a portion of the proceeds to fund loan growth and acquisitions. However, such impact cannot be estimated at this time as the impact would vary based on the timing of when the loans are funded, the actual pricing of any such loans and timing of any acquisitions.

(2)	Additional income tax expense is attributable to additional net interest income as described in Note 1.

(3)
Consists of dividends on preferred stock at a 5% annual rate as well as accretion on discount on preferred stock upon issuance. The discount is determined based on the value that is allocated to the warrants upon issuance. The discount is accreted back to par value on a constant effective yield method (approximately 7%) over a five year term, which is the expected life of the preferred stock upon issuance. The estimated accretion is based on a number of assumptions which are subject to change. These assumptions include the discount (market rate at issuance) rate on the preferred stock, and assumptions underlying the value of the warrants.  The estimated proceeds are allocated based on the relative fair value of the warrants as compared to the fair value of the preferred stock.  The fair value of the warrants is determined under a Black-Scholes model.  The model includes assumptions regarding Colony’s common stock price, dividend yield, stock price volatility, as well as assumptions regarding the risk-free interest rate.   The lower the value of the warrants, the less negative impact on net income and earnings per share available to common shareholders.  The fair value of the preferred stock is determined based on assumptions regarding the discount rate (market rate) on the preferred stock (currently estimated at 12%).  The lower the discount rate, the less negative impact on net income and earnings per share available to common shareholders.

(4)
As described on page 7, if approved to participate in the Capital Purchase Program, the Treasury would receive warrants to purchase a number of shares of our common stock having an aggregate market price equal to 15% of the proceeds on the date of issuance with a strike price equal to the trailing twenty day trading average leading up to the closing date.  The pro forma assumes that the warrants would give the Treasury the option to purchase 468,456 shares of Colony common stock.  The pro forma adjustment shows the increase in diluted share outstanding assuming that the warrants had been issued on January 1, 2007 at a strike price of $9.25 (based on the trailing 20 day Colony average share price as of November 14, 2008) and remained outstanding for the entire period presented.  The treasury stock method was utilized to determine dilution of the warrants for the period presented.  The strike price of $9.25 was compared to Colony’s quarterly average stock price during 2007.

Colony Bankcorp, Inc.

Pro Forma Condensed Consolidated Statements of Income
Pro Forma Impact of Minimum Estimated Proceeds ($9.6 million)/Warrants (for 156,152 Shares)
(In thousands, except per share data)

	Historical 12 Months Ended			Pro forma 12 Months Ended
	12/31/07	Adjustments		12/31/07
		(Unaudited)

Net interest income	$42,458	480	(1)	42,938
Provision for losses on loan	5,931			5,931
Net interest income after provision for losses on loans	36,527	480		37,007
Non-interest income	7,817			7,817
Non-interest expense	31,579			31,579
Income from continuing operations before income taxes	12,765	480		13,245
Income tax expense	4,218	163	(2)	4,381
Income from continuing operations	8,547	317		8,864
Less: Preferred dividends		517	(3)	517
Income from continuing operations available to common stockholders	8,547	(200)		8,347
Basic earnings per share available to common stockholders
Income from continuing operations	1.19	(.03)		1.16
Diluted earnings per share available to common Stockholders Income from continuing operations	1.19	(.04)		1.15
Weighted average share outstanding
Basic	7,189			7,189
Diluted	7,197	80	(4)	7,277

(1)
Assumes that the minimum estimated Capital Purchase Program proceeds are used to reduce short-term borrowings (consisting primarily of brokered deposits). The actual impact to net interest income would be different as Colony expects to utilize a portion of the proceeds to fund loan growth and acquisitions. However, such impact cannot be estimated at this time as the impact would vary based on the timing of when the loans are funded, the actual pricing of any such loans and timing of any acquisitions.

(2)	Additional income tax expense is attributable to additional net interest income as described in Note 1.

(3)
Consists of dividends on preferred stock at a 5% annual rate as well as accretion on discount on preferred stock upon issuance. The discount is determined based on the value that is allocated to the warrants upon issuance. The discount is accreted back to par value on a constant effective yield method (approximately 7%) over a five year term, which is the expected life of the preferred stock upon issuance. The estimated accretion is based on a number of assumptions which are subject to change. These assumptions include the discount (market rate at issuance) rate on the preferred stock, and assumptions underlying the value of the warrants.  The estimated proceeds are allocated based on the relative fair value of the warrants as compared to the fair value of the preferred stock.  The fair value of the warrants is determined under a Black-Scholes model.  The model includes assumptions regarding Colony’s common stock price, dividend yield, stock price volatility, as well as assumptions regarding the risk-free interest rate.   The lower the value of the warrants, the less negative impact on net income and earnings per share available to common shareholders.  The fair value of the preferred stock is determined based on assumptions regarding the discount rate (market rate) on the preferred stock (currently estimated at 12%).  The lower the discount rate, the less negative impact on net income and earnings per share available to common shareholders.

(4)
As described on page 7, if approved to participate in the Capital Purchase Program, the Treasury would receive warrants to purchase a number of shares of our common stock having an aggregate market price equal to 15% of the proceeds on the date of issuance with a strike price equal to the trailing twenty day trading average leading up to the closing date.  The pro forma assumes that the warrants would give the Treasury the option to purchase 156,152 shares of Colony common stock.  The pro forma adjustment shows the increase in diluted share outstanding assuming that the warrants had been issued on January 1, 2007 at a strike price of $9.25 (based on the trailing 20 day Colony average share price as of November 14, 2008) and remained outstanding for the entire period presented.  The treasury stock method was utilized to determine dilution of the warrants for the period presented.  The strike price of $9.25 was compared to Colony’s quarterly average stock price during 2007.

Colony Bankcorp, Inc.

Pro Forma Condensed Consolidated Statements of Income
Pro Forma Impact of Maximum Estimated Proceeds ($28.9 million)/Warrants (for 468,456 Shares)
(In thousands, except per share data)

	Historical 9 Months Ended			Pro forma 9 Months Ended
	9/30/08	Adjustments		9/30/08
		(Unaudited)

Net interest income	$28,133	921	(1)	29,054
Provision for losses on loan	8,512			8,512
Net interest income after provision for losses on loans	19,621	921		20,542
Non-interest income	7,185			7,185
Non-interest expense	23,284			23,284
Income from continuing operations before income taxes	3,522	921		4,443
Income tax expense	823	313	(2)	1,136
Income from continuing operations	2,699	608		3,307
Less: Preferred dividends		1,540	(3)	1,540
Income from continuing operations available to common stockholders	2,699	(932)		1,767
Basic earnings per share available to common stockholders Income from continuing operations	.38	(.13)		.25
Diluted earnings per share available to common Stockholders Income from continuing operations	.38	(.14)		.24
Weighted average share outstanding
Basic	7,197			7,197
Diluted	7,197	114	(4)	7,311

(1)
Assumes that the minimum estimated Capital Purchase Program proceeds are used to reduce short-term borrowings (consisting primarily of brokered deposits). The actual impact to net interest income would be different as Colony expects to utilize a portion of the proceeds to fund loan growth and acquisitions. However, such impact cannot be estimated at this time as the impact would vary based on the timing of when the loans are funded, the actual pricing of any such loans and timing of any acquisitions.

(2)	Additional income tax expense is attributable to additional net interest income as described in Note 1.

(3)
Consists of dividends on preferred stock at a 5% annual rate as well as accretion on discount on preferred stock upon issuance. The discount is determined based on the value that is allocated to the warrants upon issuance. The discount is accreted back to par value on a constant effective yield method (approximately 7%) over a five year term, which is the expected life of the preferred stock upon issuance. The estimated accretion is based on a number of assumptions which are subject to change. These assumptions include the discount (market rate at issuance) rate on the preferred stock, and assumptions underlying the value of the warrants.  The estimated proceeds are allocated based on the relative fair value of the warrants as compared to the fair value of the preferred stock.  The fair value of the warrants is determined under a Black-Scholes model.  The model includes assumptions regarding Colony’s common stock price, dividend yield, stock price volatility, as well as assumptions regarding the risk-free interest rate.   The lower the value of the warrants, the less negative impact on net income and earnings per share available to common shareholders.  The fair value of the preferred stock is determined based on assumptions regarding the discount rate (market rate) on the preferred stock (currently estimated at 12%).  The lower the discount rate, the less negative impact on net income and earnings per share available to common shareholders.

(4)
As described on page 7, if approved to participate in the Capital Purchase Program, the Treasury would receive warrants to purchase a number of shares of our common stock having an aggregate market price equal to 15% of the proceeds on the date of issuance with a strike price equal to the trailing twenty day trading average leading up to the closing date.  The pro forma assumes that the warrants would give the Treasury the option to purchase 468,456 shares of Colony common stock.  The pro forma adjustment shows the increase in diluted share outstanding assuming that the warrants had been issued on January 1, 2007 at a strike price of $9.25 (based on the trailing 20 day Colony average share price as of November 14, 2008) and remained outstanding for the entire period presented.  The treasury stock method was utilized to determine dilution of the warrants for the period presented.  The strike price of $9.25 was compared to Colony’s quarterly average stock price during 2007.

Colony Bankcorp, Inc.

Pro Forma Condensed Consolidated Statements of Income
Pro Forma Impact of Minimum Estimated Proceeds ($9.6 million)/Warrants (for 156,152 Shares)
(In thousands, except per share data)

	Historical 9 Months Ended			Pro forma 9 Months Ended
	9/30/08	Adjustments		9/30/08
		(Unaudited)

Net interest income	$28,133	306	(1)	28,439
Provision for losses on loan	8,512			8,512
Net interest income after provision for losses on loans	19,621	306		19,927
Non-interest income	7,185			7,185
Non-interest expense	23,284			23,284
Income from continuing operations before income taxes	3,522	306		3,828
Income tax expense	823	104	(2)	927
Income from continuing operations	2,699	202		2,901
Less: Preferred dividends		512	(3)	512
Income from continuing operations available to common stockholders	2,699	(310)		2,389
Basic earnings per share available to common stockholders Income from continuing operations	.38	(.05)		.33
Diluted earnings per share available to common Stockholders Income from continuing operations	.38	(.05)		.33
Weighted average share outstanding
Basic	7,197			7,197
Diluted	7,197	38	(4)	7,235

(1)
Assumes that the minimum estimated Capital Purchase Program proceeds are used to reduce short-term borrowings (consisting primarily of brokered deposits). The actual impact to net interest income would be different as Colony expects to utilize a portion of the proceeds to fund loan growth and acquisitions. However, such impact cannot be estimated at this time as the impact would vary based on the timing of when the loans are funded, the actual pricing of any such loans and timing of any acquisitions.

(2)	Additional income tax expense is attributable to additional net interest income as described in Note 1.

(3)
Consists of dividends on preferred stock at a 5% annual rate as well as accretion on discount on preferred stock upon issuance. The discount is determined based on the value that is allocated to the warrants upon issuance. The discount is accreted back to par value on a constant effective yield method (approximately 7%) over a five year term, which is the expected life of the preferred stock upon issuance. The estimated accretion is based on a number of assumptions which are subject to change. These assumptions include the discount (market rate at issuance) rate on the preferred stock, and assumptions underlying the value of the warrants.  The estimated proceeds are allocated based on the relative fair value of the warrants as compared to the fair value of the preferred stock.  The fair value of the warrants is determined under a Black-Scholes model.  The model includes assumptions regarding Colony’s common stock price, dividend yield, stock price volatility, as well as assumptions regarding the risk-free interest rate.   The lower the value of the warrants, the less negative impact on net income and earnings per share available to common shareholders.  The fair value of the preferred stock is determined based on assumptions regarding the discount rate (market rate) on the preferred stock (currently estimated at 12%).  The lower the discount rate, the less negative impact on net income and earnings per share available to common shareholders.

(4)
As described on page 7, if approved to participate in the Capital Purchase Program, the Treasury would receive warrants to purchase a number of shares of our common stock having an aggregate market price equal to 15% of the proceeds on the date of issuance with a strike price equal to the trailing twenty day trading average leading up to the closing date.  The pro forma assumes that the warrants would give the Treasury the option to purchase 156,152 shares of Colony common stock.  The pro forma adjustment shows the increase in diluted share outstanding assuming that the warrants had been issued on January 1, 2007 at a strike price of $9.25 (based on the trailing 20 day Colony average share price as of November 14, 2008) and remained outstanding for the entire period presented.  The treasury stock method was utilized to determine dilution of the warrants for the period presented.

At this time, there is no assurance Treasury will approve Colony’s application to participate in the CPP; however, without approval of the amendment contained in Proposal No. 1, Colony would not qualify for participation under the requirements of the CPP.  The Board of Directors believes it is in the best interest of Colony and its shareholders to become eligible for the program in anticipation of receiving preliminary approval from Treasury.

Shareholder Approval Required. The affirmative vote of the holders of a majority of the votes entitled to be cast at the Special Meeting is required for approval of this Proposal No. 1. Abstentions and broker non-votes will not be considered to be either affirmative or negative votes.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” APPROVAL OF THE AMENDMENT TO THE ARTICLES OF INCORPORATION OF COLONY BANKCORP, INC.

PROPOSAL NO. 2
TO APPROVE GRANTING THE MANAGEMENT
OF COLONY BANKCORP, INC. THE AUTHORITY TO
ADJOURN, POSTPONE OR CONTINUE THE SPECIAL MEETING

If at the Special Meeting the number of shares of Colony’s common stock present or represented and voting in favor of the proposed Amendment to the Articles of Incorporation is insufficient to approve Proposal No. 1, Colony’s management may move to adjourn, postpone or continue the Special Meeting in order to enable its Board of Directors to continue to solicit additional proxies in favor of the proposal to amend the Articles of Incorporation. In that event, you will be asked to vote only upon the adjournment, postponement or continuation proposal and not Proposal No. 1.

In this proposal, Colony is asking you to authorize the holder of any proxy solicited by its Board of Directors to vote in favor of adjourning, postponing or continuing the Special Meeting and any later adjournments.  If Colony’s shareholders approve the adjournment, postponement or continuation proposal, Colony could adjourn, postpone or continue the Special Meeting, and any adjourned session of the Special Meeting, to use the additional time to solicit additional proxies in favor of the proposal to amend the Articles of Incorporation, including the solicitation of proxies from the shareholders that have previously voted against such proposal to amend Colony’s Articles of Incorporation.  Among other things, approval of the adjournment, postponement or continuation proposal could mean that, even if proxies representing a sufficient number of votes against the proposal to amend the Articles of Incorporation have been received, Colony could adjourn, postpone or continue the Special Meeting without a vote on the proposal to amend the Articles of Incorporation and seek to convince the holders of those shares to change their votes to votes in favor of the approval of the amendment to the Articles of Incorporation.

The adjournment, postponement or continuation proposal requires that holders of more of Colony’s shares vote in favor of the adjournment, postponement or continuation proposal than vote against the proposal.  Accordingly, abstentions and broker non-votes will have no effect on the outcome of this proposal.  No proxy that is specifically marked AGAINST the proposal to amend the Articles of Incorporation will be voted in favor of the adjournment, postponement or continuation proposal, unless the proxy is specifically marked FOR Proposal 2 approving  the discretionary authority to adjourn, postpone or continue the Special Meeting to a later date.

Colony’s Board of Directors believes that if the number of shares of its common stock present or represented at the Special Meeting and voting in favor of the proposal to amend the Articles of Incorporation is insufficient to approve the amendment, it is in the best interests of the shareholders to enable the Board of Directors, for a limited period of time, to continue to seek to obtain a sufficient number of additional votes to approve the amendment.

Shareholder Approval Required. The adjournment, postponement or continuation proposal (Proposal No. 2) requires that holders of more of Colony’s shares vote in favor of the adjournment, postponement or continuation proposal than vote against the proposal.  Abstentions and broker non-votes will not be considered to be either affirmative or negative votes.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” APPROVAL TO GRANT THE MANAGEMENT OF COLONY BANKCORP, INC. THE AUTHORITY TO ADJOURN, POSTPONE OR CONTINUE THE SPECIAL MEETING.

STOCK OWNERSHIP

Principal Shareholders

As of October 24, 2008, the Company’s records and other information from outside sources indicated the following were beneficial owners of more than five percent of the outstanding shares of the Company’s common stock:

Name and Address	Shares Beneficially Owned	Percent of Class

Robert Sidney Ross (1)	819,982	11.37%
P.O. Box 666
Ocilla, Georgia 31774
Polaris Capital Management, Inc.	451,287	6.26%
125 Summer Street, Suite 1470
Boston, Massachusetts 02110

(1)
Includes 682,762 shares held by Robert Sidney Ross; 99,771 shares held by Ross of Georgia, Inc.; 35,396 shares held by family trusts; 1,562 shares held by spouse for minor child; and 491 shares held by spouse. Mr. Ross disclaims beneficial ownership of those shares held by family trusts, held by spouse for minor child and held by spouse.

Directors and Executive Officers

The following table sets forth information as of October 24, 2008 regarding the ownership of Colony Bankcorp stock by each Colony Bankcorp director and by the named executive officers of Colony Bankcorp and its subsidiaries, and by all directors and executive officers as a group.

Name and Address	Shares Beneficially Owned (1)	Percent of Class

Henry Frankland Brown, Jr.	8,097	0.11%
Executive Officer
Terry L. Coleman	175,969	2.44%
Director
L. Morris Downing, Jr.	225,214	3.12%
Director
Edward J. Harrell	28,249	0.39%
Director
Terry L. Hester	134,184	1.86%
Director; Executive Officer
Mark H. Massee	49,514	0.69%
Director
James D. Minix	124,505	1.73%
Director
Charles E. Myler	5,355	0.07%
Director
Walter P. Patten	44,156	0.61%
Executive Officer
W. B. Roberts, Jr.	28,200	0.39%
Director
Al D. Ross	31,920	0.44%
Director; Executive Officer
Jonathan W.R. Ross	38,145	0.53%
Director
G. Edward Smith III	3,198	0.04%
Executive Officer
Larry E. Stevenson	20,689	0.29%
Executive Officer
B. Gene Waldron	97,458	1.35%
Director
All directors and executive officers as a group	1,014,853	14.07%
(15 persons)

(1)
Includes shares owned by spouses and minor children of officers and directors, as well as shares owned by trust or businesses in which officers and directors have a significant interest. The information contained herein shall not be construed as an admission that any such person is, for purposes of Section 13(d) or Section 13(g) of the Securities Exchange Act of 1934, the beneficial owner of any securities not held of record by that person or entity.

FINANCIAL AND OTHER INFORMATION

Upon request, the Company will provide, without charge to any shareholder entitled to vote at the Special Meeting, a copy of Colony Bankcorp, Inc.’s Annual Report on Form 10-K filed with the Securities and Exchange Commission (the “SEC”) for the fiscal year ended December 31, 2007.  Such request should be made to the Secretary of the Company at the address shown on the accompanying Notice of Special Meeting of Shareholders.  The Company’s annual report on Form 10-K, as well as its other filings with the SEC, are also available via the Internet at the SEC’s website at http://www.sec.gov.

ATTENDANCE AND AVAILABILITY OF ACCOUNTANTS
AT SPECIAL MEETING

Representatives of the Company’s principal accounting firm, McNair, McLemore, Middlebrooks & Co., LLP, are not expected to be present at the Special Meeting, will not have the opportunity to make a statement if they so desire, and are not expected to be available to respond to appropriate questions.

SHAREHOLDER PROPOSALS FOR 2009 ANNUAL MEETING

Shareholder proposals that are intended to be presented at our 2009 Annual Meeting of Shareholders must be received at our office located at 115 South Grant Street, Fitzgerald, Georgia 31750, Attn: Secretary, no later than November 28, 2008, in order to be included in our proxy statement and related proxy materials for that meeting.  Any notice of shareholder proposals not received by us on or before February 12, 2009, will not be considered timely and will not be submitted to the shareholders at the 2009 Annual Meeting.  Any such proposal must comply with the rules and regulations of the Securities and Exchange Commission.

OTHER MATTERS WHICH MAY COME BEFORE
THE SPECIAL MEETING

Our Board of Directors knows of no matters other than those referred to in the accompanying Notice of Special Meeting of Shareholders which may properly come before the Special Meeting.  However, if any other matter should be properly presented for consideration and voting at the Special Meeting or any adjournments thereof, it is the intention of the persons named as proxies on the enclosed form of proxy card to vote the shares represented by all valid proxy cards in accordance with their judgment of what is in the Company’s best interest.

INCORPORATION BY REFERENCE

The SEC allows us to incorporate by reference information into this Proxy Statement, which means that we can disclose important information to you by referring you to another document we have filed separately with the SEC.  The information incorporated by reference is deemed to be part of this Proxy Statement.

This Proxy Statement incorporates by reference the following items of Part II of our annual report on Form 10-K for the fiscal year ended December 31, 2007:

•	Item 6. Selected Financial Data;

•	Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations;

•	Item 7A. Quantitative Disclosures about Market Risk; and

•	Financial Statements and Supplementary Data.

This Proxy Statement also incorporates by reference the following items of Part I of our quarterly reports on Form 10-Q filed with the SEC for the periods ended March 31, 2008 and June 30, 2008, respectively, and our quarterly report on Form 10-Q for the third quarter of 2008 which was filed on November 10, 2008:

•	Item 1. Unaudited Consolidated Financial Statements; and

•	Item 2. Management’s Discussion and Analysis of Financial Condition and Results of Operation.

APPENDIX “A”

ARTICLES OF AMENDMENT
OF ARTICLES OF INCORPORATION OF
COLONY BANKCORP, INC.

Pursuant to the provisions of O.C.G.A. §14-2-1006, pertaining to amending the Articles of Incorporation of a corporation, Colony Bankcorp, Inc. (the “Corporation”), files herewith Articles of Amendment to its Articles of Incorporation, such filing being submitted in duplicate with a fee of $20.00, hereby constituting an application to the Secretary of State for the State of Georgia for an amendment of its original articles.

1.	The name of the Corporation is Colony Bankcorp, Inc.

2.           The Board of Directors of the Corporation on October 21, 2008, unanimously adopted a resolution deleting in its entirety paragraph 5 of the Articles of Incorporation and substituting the following new paragraph 5 to read as follows:

“5.           Authorized Capital.

(a)           The total number of shares of capital stock which the Corporation is authorized to issue is thirty million (30,000,000) shares, divided into twenty million (20,000,000) shares of common stock, $1.00 par value (the “Common Stock”), and ten million (10,000,000) shares of preferred stock, no par value (the “Preferred Stock”).

(b)           The board of directors of the Corporation is authorized, subject to limitations prescribed by law and the provisions of this Article, to provide for the issuance of the shares of Preferred Stock in series, and by filing a certificate pursuant to the applicable law of the State of Georgia to establish from time to time the number of shares to be included in each series, and to fix the designation, powers, preferences, and relative rights of the shares of each series and the qualifications or restrictions of each series.  The authority of the board of directors with respect to each series shall include, but not be limited to, determining the following:

(i)           The number of shares constituting that series and the distinctive designation of that series;

(ii)          The dividend rate on the shares of the series, whether dividends shall be cumulative, and, if so, from which date or dates, and the relative rights of priority, if any, of payments of dividends on shares of that series;

(iii)        Whether that series shall have voting rights, in addition to the voting rights provided by law, and, if so, the terms of such voting rights;

(iv)        Whether the holders of the shares of that series shall be entitled to elect a specified number of directors;

(v)         Whether that series shall have conversion privileges, and, if so, the terms and conditions of such conversion, including provisions for adjustment of the conversion rate in such events as the board of directors shall determine;

(vi)        Whether or not the shares of that series shall be redeemable, and, if so, the terms and conditions of such redemption, including the date or dates upon or after which they shall be redeemable, and the amount per share payable in case of redemption, which amount may vary under different conditions and at different redemption rates;

(vii)       Whether that series shall have a sinking fund for the redemption or purchase of shares of that series, and, if so, the terms and amount of such sinking fund;

(viii)      The rights of the shares of that series in the event of voluntary or involuntary liquidation, dissolution or winding-up of the Corporation, and the relative rights of priority, if any, of payment of shares of that series; and

(ix)         Any other relative rights, preferences and limitations of that series.”

3.           This Amendment was approved by the shareholders of the Corporation by a majority vote at the Special Meeting of the shareholders of the Corporation on December 30, 2008 and in accordance with O.C.G.A. § 14-2-1003.

This Amendment to the Articles of Incorporation of Colony Bankcorp, Inc. shall be effective immediately upon its filing with the office of the Secretary of State for the State of Georgia.

IN WITNESS WHEREOF, Colony Bankcorp, Inc. has caused these Articles of Amendment to be executed by its duly authorized officer and its corporate seal to be affixed hereto, and has caused these Articles of Amendment to be filed with the Secretary of State of Georgia, as provided in O.C.G.A. § 14-2-1006.

COLONY BANKCORP, INC.

By:
Title:	Secretary
[CORPORATE SEAL]

COLONY BANKCORP, INC.
115 South Grant Street
Fitzgerald, Georgia 31750

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby acknowledges receipt of the Notice of the Special Meeting of Shareholders and Proxy Statement and does hereby appoint L. Morris Downing, Jr. and Al D. Ross, and each of them, with full powers of substitution, as proxies of the undersigned, to represent the undersigned and to vote all shares of COLONY BANKCORP, INC. common stock which the undersigned would be entitled to vote if personally present at the Special Meeting of Shareholders of Colony Bankcorp, Inc. to be held December 30, 2008, at 2:00 p.m. local time, at 115 South Grant Street, Fitzgerald, Georgia 31750, and at any adjournment or postponement thereof, with all the powers (other than the power to revoke the proxy or vote in a manner not authorized by the executed form of proxy) which the undersigned would have if personally present at such meeting, to act in their discretion upon any other matter or matters which may properly be brought before the meeting, and to appear and vote all the shares of common stock which the undersigned may be entitled to vote.

PROPOSAL 1:	TO APPROVE AN AMENDMENT OF THE ARTICLES OF INCORPORATION OF COLONY BANKCORP, INC.:

☐ For	☐ Against	☐ Abstain

UNLESS OTHERWISE MARKED, THIS PROXY WILL BE VOTED AS IF MARKED FOR PROPOSAL 1.

The Board of Directors recommends a vote FOR approval of the Amendment to the Articles of Incorporation of Colony Bankcorp, Inc.

PROPOSAL 2:	TO APPROVE THE AUTHORITY OF THE MANAGEMENT OF COLONY BANKCORP, INC. TO ADJOURN, POSTPONE OR CONTINUE THE SPECIAL MEETING:

☐ For	☐ Against	☐ Abstain

UNLESS OTHERWISE MARKED, THIS PROXY WILL BE VOTED AS IF MARKED FOR PROPOSAL 1.

The Board of Directors recommends a vote FOR approval of the management of Colony Bankcorp, Inc.’s authority to adjourn, postpone or continue the Special Meeting.

Please sign below, date and return promptly in the enclosed, self-addressed stamped envelope.  When shares are held by joint tenants, both should sign.  When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.  If the signatory is a corporation, please sign the full corporate name by an authorized officer.

DATE:	, 2008

INDIVIDUALS:		ENTITIES: (Please Print)

Name (Please print)		By:

Signature		Signature

Name of Joint Tenant or Tenant-In-		Position
Common if any (Please Print)

Signature of Joint Tenant or Tenant-
In-Common, if any